Exhibit 10.6

CONFIDENTIAL

10% COINSURANCE AGREEMENT

by and between

PRIMERICA LIFE INSURANCE COMPANY

(the “Ceding Company”)

and

PRIME REINSURANCE COMPANY, INC.

(the “Reinsurer”)

Dated March 31, 2010

TABLE OF CONTENTS

		Page
ARTICLE I

DEFINITIONS

Section 1.1	Definitions	1

ARTICLE II

REINSURANCE

Section 2.1	Reinsurance	11
Section 2.2	Exclusions	11
Section 2.3	Territory	12

ARTICLE III

COMMENCEMENT OF THE REINSURER’S LIABILITY

Section 3.1	Commencement of the Reinsurer’s Liability	12

ARTICLE IV

REINSURANCE PREMIUMS, ALLOWANCES AND OTHER OBLIGATIONS

Section 4.1	Reinsurance Premiums	13
Section 4.2	Allowances	13
Section 4.3	Experience Refund	13
Section 4.4	Other Obligations	13
Section 4.5	Third Party Reinsurance Allowances	14

ARTICLE V

TAXES

Section 5.1	Guaranty Fund Assessments	14
Section 5.2	Premium Taxes	14
Section 5.3	DAC Tax Election	14

ARTICLE VI

CLAIMS

Section 6.1	Notice of Claims	15
Section 6.2	Settlement Authority	15
Section 6.3	Claim Payments	16
Section 6.4	Misstatement of Age or Sex	16

ARTICLE VII

REINSTATEMENTS

Section 7.1	Reinstatements	16

ARTICLE VIII

ACCOUNTING AND RESERVES

Section 8.1	Monthly Reports	16
Section 8.2	Monthly Account Balance Reports	16
Section 8.3	Settlements	16
Section 8.4	Offset and Recoupment	17
Section 8.5	Currency	17

ARTICLE IX

EXPENSES IN CONNECTION WITH THE REINSURED POLICIES

Section 9.1	Expenses in Connection with the Reinsured Policies	17

ARTICLE X

ERRORS AND OMISSIONS

Section 10.1	Errors and Omissions	18

ARTICLE XI

RECAPTURE

Section 11.1	Recapture	18
Section 11.2	Notice of Recapture	19
Section 11.3	Recapture Fee	19
Section 11.4	Renewal Recapture	19
Section 11.5	Commutation Accounting and Settlement	20
Section 11.6	Limitation on Partial Recaptures	20

ARTICLE XII

ACCESS TO BOOKS AND RECORDS

Section 12.1	Access to Books and Records	20

ARTICLE XIII

INSOLVENCY

Section 13.1	Insolvency	21

ARTICLE XIV

DISPUTE RESOLUTION

Section 14.1	Consent to Jurisdiction	21
Section 14.2	Waiver of Jury Trial	22
Section 14.3	Specific Performance	22

ARTICLE XV

REINSURANCE TRUST ACCOUNTS

Section 15.1	Reinsurance Trust Agreements	22
Section 15.2	Investment and Valuation of Trust Assets	22
Section 15.3	Adjustment of Trust Assets and Withdrawals	23
Section 15.4	Negotiability of Trust Assets	24
Section 15.5	Ceding Company’s Withdrawals	24
Section 15.6	Return of Excess Withdrawals	25
Section 15.7	Costs of Trust	25

ARTICLE XVI

THIRD PARTY BENEFICIARY

Section 16.1	Third Party Beneficiary	25

ARTICLE XVII

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 17.1	Representations and Warranties of the Ceding Company	25
Section 17.2	Covenants of the Ceding Company	27
Section 17.3	Representations and Warranties of the Reinsurer	29
Section 17.4	Covenants of the Reinsurer	30

ARTICLE XVIII

INDEMNIFICATION

Section 18.1	Indemnification	31

ARTICLE XIX

LICENSES; REGULATORY MATTERS

Section 19.1	Licenses	32
Section 19.2	Regulatory Matters	32

ARTICLE XX

DURATION OF AGREEMENT; TERMINATION

Section 20.1	Duration	32
Section 20.2	Termination	32
Section 20.3	Survival	33

ARTICLE XXI

MISCELLANEOUS

Section 21.1	Entire Agreement	33
Section 21.2	Amendments	33
Section 21.3	Severability	33
Section 21.4	Governing Law	33
Section 21.5	Notices	33
Section 21.6	Consent to Jurisdiction	34
Section 21.7	Service of Process	34
Section 21.8	Assignment and Retrocession	35
Section 21.9	Captions	35
Section 21.10	Treatment of Confidential Information	35
Section 21.11	No Waiver; Preservation of Remedies	36
Section 21.12	Calendar Days	36
Section 21.13	Counterparts	36
Section 21.14	Incontestability	36
Section 21.15	Interpretation	36
Section 21.16	Reasonableness	37

SCHEDULES

Schedule A	Identification of Reserves

Schedule B	No Conflict or Violation Exceptions

EXHIBITS

Exhibit I	Identification of Reinsured Policies

Exhibit II	Third Party Reinsurance

Exhibit III	Form of Monthly Report

Exhibit IV	Experience Refund

Exhibit V	Form of Monthly Account Balance Report

Exhibit VI	Form of Reinsurance Trust Agreements

Exhibit VII	Milliman Information

Exhibit VIII	Milliman Report

v

10% COINSURANCE AGREEMENT

This 10% COINSURANCE AGREEMENT (together with the Exhibits hereto, this “Agreement”) is made on this the 31st day of March, 2010 by and between PRIMERICA LIFE INSURANCE COMPANY, a stock life insurance company domiciled in the Commonwealth of Massachusetts (together with its successors and permitted assigns, the “Ceding Company”) and PRIME REINSURANCE COMPANY, INC., a special purpose financial captive insurance company domiciled in the State of Vermont (together with its successors and permitted assigns, the “Reinsurer”).

WHEREAS, the Ceding Company is engaged in the business of issuing certain life insurance policies and certain related riders;

WHEREAS, the Ceding Company desires to cede to the Reinsurer on an indemnity reinsurance basis certain liabilities with respect to the Reinsured Policies (as defined herein); and

WHEREAS, the Reinsurer is willing to reinsure on an indemnity reinsurance basis the liabilities that the Ceding Company desires to cede hereunder on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Ceding Company and the Reinsurer (individually, a “Party” and collectively, the “Parties”) hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following terms, when used in this Agreement, shall have the meanings set forth in this Article I.

(a) “Administrative Practices” shall have the meaning specified in Section 17.2(a).

(b) “Affiliate” means, with respect to a Party, any entity that controls, is controlled by or is under common control with such Party

(c) “Agreement” shall have the meaning specified in the Preamble.

(d) “Applicable Law” means any domestic or foreign, federal, state or local statute, law, ordinance or code, or any written rules, regulations or administrative interpretations issued by any Governmental Authority pursuant to any of the foregoing, in each case applicable to any Party, and any order, writ, injunction, directive, judgment or decree of a court of competent jurisdiction applicable to the Parties.

(e) “Approval Period” shall mean forty-five (45) calendar days, and any forty-five (45) day extension thereof as consented to by the Ceding Company, which consent shall not be unreasonably conditioned, delayed or withheld; provided, however, the Ceding Company shall not be required to consent to extend the Approval Period beyond an additional forty-five (45) days, for a total of ninety (90) days.

(f) “Business Day” means any day other than a day on which banks in the State of Vermont or the Commonwealth of Massachusetts are permitted or required to be closed.

(g) “Capital Maintenance Agreement” means the Capital Maintenance Agreement, dated as of March 31, 2010, by and between Citigroup, Inc. and the Reinsurer.

(h) “Capital Maintenance Failure” shall have the meaning specified in Section 11.1(e).

(i) “Ceding Company” shall have the meaning specified in the Preamble.

(j) “Change of Control” shall have the meaning specified in Section 21.10.

(k) “Claims” means any and all claims, requests, demands or notices made under a Reinsured Policy for payment of benefits or other obligations, including death benefits, waived premiums, returned premium or any other payments alleged to be due in accordance with the terms and conditions of such Reinsured Policy.

(l) “Code” shall have the meaning specified in Section 5.2.

(m) “Commissioner” means the Commissioner of Insurance of the State of Vermont.

(n) “Commissions” means the contractual amounts earned by and the bonuses paid to the Ceding Company’s sales representatives in connection with the Reinsured Policies on and after the Effective Date.

(o) “Commutation Payment” shall have the meaning specified in Section 11.5.

(p) “Confidential Information” shall have the meaning specified in Section 21.10.

(q) “Conversion” means the issuance by the Ceding Company of a new Coverage in replacement of a Coverage under a Reinsured Policy pursuant to an option granted under the terms of such Reinsured Policy; provided, however, in no event shall Conversions include any Renewal.

(r) “Coverage” means, with respect to any Policy, one or more life insurance coverages issued by the Ceding Company. A single Policy may have multiple Coverages issued to multiple individuals and such multiple Coverages, in turn, may have different Original Initial Level Premium Periods, all within a single Policy.

(s) “Covered Liabilities” means all liabilities incurred by the Ceding Company under the express terms of the Reinsured Policies (including End of Term Renewals) and all Reinsured ECOs; provided, however, in no event shall Covered Liabilities include any Excluded Liabilities.

(t) “Direct Premiums” means all premiums actually received from the Policyholders attributable to the Reinsured Policies from and after the Effective Date and waived premiums on such Policies.

(u) “Economic Reserves” means: (1) for Coverages in the Level Term Period, the Reinsurer’s Quota Share of (A) the present value of future benefits (net of Third Party Reinsurance) plus (B) the present value of future Expense Allowances and Other Obligations less (C) the present value of future premiums (net of Third Party Reinsurance premiums) at assumptions for mortality and lapse documented in the Milliman Report (which assumptions shall not be re-assessed after the Effective Date), 100% lapse at the end of the Level Term Period, and a 5% discount rate; (2) for Coverages not in the Level Term Period, equal to the Reinsurer’s Quota Share of the Statutory Reserves; and (3) for Waiver of Premium Coverages, equal to the Reinsurer’s Quota Share of the Statutory Reserves. Economic Reserves in aggregate are subject to a minimum of the Reinsurer’s Quota Share of the Statutory Reserves on the Waiver of Premium Coverages, and a maximum of the Reinsurer’s Quota Share of the Statutory Reserves for the Reinsured Liabilities.

(v) “Economic Reserves Trust Account” shall have the meaning specified in Section 15.1.

(w) “Economic Reserves Trust Account Required Balance” means an amount, calculated as of the Effective Date and as of the last day of each Accounting Period, equal to the Economic Reserves.

(x) “Economic Security Balance” means, as of the Effective Date and as of the last day of each Accounting Period, the aggregate Fair Value as of such date of the Eligible Assets maintained in the Economic Reserves Trust Account.

(y) “Effective Date” means January 1, 2010.

(z) “80% Coinsurance Agreement” means the Coinsurance Agreement, dated as of even date, by and between the Ceding Company and the Reinsurer, pursuant to which the Ceding Company has agreed to cede on an indemnity basis to the Reinsurer, and the Reinsurer has agreed to reinsure on an indemnity basis, 80% of the Covered Liabilities.

(aa) “Eligible Assets” means cash in United States dollars, certificates of deposit issued by a United States bank and payable in United States dollars, and investments permitted by M.G.L. c. 175 or any combination of the above, provided investments in or issued by an entity controlling, controlled by or under common control with either the Ceding Company or the Reinsurer shall not exceed 5% of total investments. Commercial paper and other obligations of institutions must be issued by a corporation (other than the Ceding Company or the Reinsurer, or any Affiliate of either) which is organized and existing under the laws of the United States of America, unless otherwise allowed by M.G.L. c. 175. The Eligible Assets are further subject to and limited by, the investment guidelines set forth in the Reinsurance Trust Agreement.

(bb) “End of Term Conversion” means, with respect to a Coverage under a Reinsured Policy, a Conversion that occurs (i) at any time during the two year period ending on the last day of the Original Initial Level Premium Period of a Coverage or (ii) after the last day of such period.

(cc) “End of Term Renewal” means a Renewal that occurs at the end of the Original Initial Level Premium Period.

(dd) “Excess Reserves” means an amount equal to (i) the difference between the Reinsurer’s Quota Share of Statutory Reserves and (ii) Economic Reserves.

(ee) “Excess Reserves Trust Account” shall have the meaning specified in Section 15.1.

(ff) “Excess Reserves Trust Account Required Balance” means an amount, calculated as of the Effective Date and as of the last day of each Accounting Period, equal to the Reinsurer’s Quota Share of the Excess Reserves.

(gg) “Excess Security Balance” means, as of the Effective Date and as of the last day of each Accounting Period, the aggregate Fair Value as of such date of the Eligible Assets maintained in the Excess Reserves Trust Account.

(hh) “Excluded Liabilities” shall have the meaning specified in Section 2.2.

(ii) “Existing Practice” shall have the meaning specified in Section 17.2.

(jj) “Expense Allowance” means an annualized per base policy expense allowance equal to the Reinsurer’s Quota Share multiplied by $42.50 for each Reinsured Policy payable on a monthly basis, which amount shall be increased (i) by 3% on the first anniversary date of the Effective Date and (ii) thereafter, by a compounded rate equal to the percentage increase, if any, in the employment cost index published by the United States Bureau of Labor Statistics at http://www.bls.gov on each subsequent anniversary date of the Effective Date.

(kk) “Experience Refund” shall have the meaning specified in Exhibit IV.

(ll) “Extra-Contractual Obligations” means all liabilities, obligations and expenses not arising under the express terms and conditions of any Reinsured Policy, whether such liabilities, obligations or expenses are owing to an insured, a Governmental Authority or any other Person in connection with such Reinsured Policy, including (a) any liability for punitive, exemplary, consequential, special, treble, tort, bad faith or any other form of extra-contractual damages, (b) damages or claims in excess of the applicable policy limits of the Reinsured Policies, (c) statutory or regulatory damages, fines, penalties, forfeitures and similar charges of a penal or disciplinary nature, and (d) liabilities and obligations arising out of any act, error or omission, whether or not intentional, in bad faith or otherwise, including any act, error or omission relating to (i) the form, marketing, production, issuance, sale, cancellation or administration of Reinsured Policies or (ii) the failure to pay or the delay in payment of claims, benefits, disbursements or any other amounts due or alleged to be due under or in connection with Reinsured Policies (exclusive of interest on payments to Policyholders, as determined in accordance with the laws of the jurisdiction applicable to such Reinsured Policy). For avoidance of doubt, any liabilities, obligations and expenses relating to any change in the Reinsured Policies arising out of or resulting from litigation, arbitration or settlements will be deemed Extra-Contractual Obligations.

(mm) “Fair Value” has the meaning set forth in the Reinsurance Trust Agreements.

(nn) “Finance Charge” means an annual rate of return of three percent (3%) on the Excess Reserves.

(oo) “Governmental Authority” means any federal, state, county, local, foreign or other governmental or public agency, instrumentality, commission, authority or self-regulatory organization, board or body.

(pp) “Indemnification Claims” shall have the meaning specified in Section 18.1.

(qq) “Initial Ceding Commission” shall have the meaning specified in Section 4.1.

(rr) “Insurance Division” means the Massachusetts Division of Insurance.

(ss) “Interest Maintenance Reserves” means the reserves required to be established under SAP as liabilities on a life insurer’s statutory financial statements applicable to all types of fixed income investments.

(tt) “Level Term Period” means, with respect to each Coverage, the latest to occur of (i) the current period as of the Effective Date in which the premium rate is expected, but not necessarily guaranteed, to remain level for such Coverage or (ii) the initial period over which the premium rate is expected, but not necessarily guaranteed, to remain level for each such Coverage.

(uu) “Massachusetts SAP” means the statutory accounting and actuarial principles and practices prescribed or permitted by the Insurance Division for Massachusetts domestic life insurance companies.

(vv) “Milliman” shall have the meaning specified in Section 17.1(e).

(ww) “Milliman Information” shall have the meaning specified in Section 17.1(e).

(xx) “Milliman Report” shall mean the report attached hereto as Exhibit VII.

(yy) “Monthly Account Balance Report” shall have the meaning specified in Section 8.2.

(zz) “Monthly Report” shall have the meaning specified in Section 8.1.

(aaa) “Net Premium” shall have the meaning specified in Section 4.1(b).

(bbb) “Other Obligations” shall have the meaning specified in Section 4.4.

(ccc) “Original Initial Level Premium Period” means, with respect to each Reinsured Policy, the period beginning with the original issue date of a Coverage and ending with the first premium increase date identified within such Reinsured Policy on which premiums for such Coverage will increase without a corresponding increase in the terms or limits of such Coverage.

(ddd) “Parties” shall have the meaning specified in the Preamble.

(eee) “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

(fff) “Policies” means term life insurance base policies and riders thereto issued by the Ceding Company.

(ggg) “Policyholders” means the owners or holders of one or more of the Reinsured Policies.

(hhh) “Premium Taxes” means any Taxes imposed on premiums relating to the Reinsured Policies.

(iii) “Prime Rate” means, as of any day, a fluctuating interest rate per annum equal to the average (rounded upward to the nearest 1/16 of 1%) of the “prime” rate of interest announced publicly by Bank of America, N.T. & S.A., The Chase Manhattan Bank, N.A., Citibank N.A. and Morgan Guaranty Trust Company of New York. If any of these banks does not publicly announce a prime rate, the Ceding Company and the Reinsurer (or its designee) shall jointly select another bank that publicly announces a prime rate and the prime rate publicly announced by that bank shall be used.

(jjj) “Primerica” means Primerica, Inc., a Delaware corporation.

(kkk) “Primmer Piper” shall have the meaning specified in Section 21.7.

(lll) “Recapture Fee” shall have the meaning specified in Section 11.3.

(mmm) “Recapture Notice” shall have the meaning specified in Section 11.2.

(nnn) “Reinstatement” shall have the meaning specified in Section 7.1.

(ooo) “Reinsurance Consideration” shall have the meaning specified in Section 4.1(a).

(ppp) “Reinsurance Trust Accounts” shall have the meaning specified in Section 15.1.

(qqq) “Reinsurance Trust Agreements” shall have the meaning specified in Section 15.1.

(rrr) “Reinsured ECOs” means (i) Extra-Contractual Obligations paid by the Ceding Company to a single (or joint) policyholder or beneficiary in the ordinary course of business, consistent with prudent business practices and (ii) Extra-Contractual Obligations arising in circumstances where the Reinsurer is an active party and directs or consents to the act, omission or course of conduct occurring after the date hereof that resulted in such Extra-Contractual Obligation; provided, however, that Reinsured ECOs shall not include any liabilities: (x) relating to class actions of any kind; (y) relating to sales, marketing or distribution practices of the Ceding Company or its sales representatives directed or applied to any specific class of policyholders as indicated on the underwriting records of the Ceding Company; or (z) relating to or based on violations of, or noncompliance with, Applicable Law by the Ceding Company. Notwithstanding the foregoing, the term “Reinsured ECOs” shall not include any punitive, exemplary, consequential, special, treble, tort, bad faith or any other form of extra-contractual damages to the extent not permitted to be insured or reinsured under applicable law.

(sss) “Reinsured Policies” means Policies issued (i) on the policy forms identified in Exhibit I and riders thereto in force as of 11:59 p.m. (EST) on December 18, 2009 and (ii) as a result of any Conversions thereto, but not including any End of Term Conversions arising from Coverages with an Original Initial Level Premium Period ending on or after January 1, 2017.

(ttt) “Reinsurer” shall have the meaning specified in the Preamble.

(uuu) “Reinsurer’s Quota Share” means ten percent (10%) or such other percentage as modified to reflect a partial recapture of the Reinsurer’s Quota Share of the Reinsured Policies pursuant to the terms and conditions specified in Article XI.

(vvv) “Renewal” means the continuation of coverage under a Reinsured Policy after the end of the Original Initial Level Premium Period of such coverage in accordance with the terms of the Reinsured Policy.

(www) “Renewal Recapture Right” shall have the meaning specified in Section 11.4.

(xxx) “Representatives” shall have the meaning specified in Section 12.1.

(yyy) “Required Balance” means, as of any date, the amount equal to the Reinsurer’s Quota Share of the Statutory Reserves with respect to the Reinsured Policies.

(zzz) “Retained Asset Account” means the Primerica Estate Account identified in the financial statements of the Ceding Company, reflecting death benefit proceeds retained by the Company on behalf of beneficiaries and available to such beneficiaries on demand.

(aaaa) “SAP” means statutory accounting principles.

(bbbb) “Security” means the Reinsurance Trust Accounts to be established by the Reinsurer for the purpose of securing its obligations to the Ceding Company with respect to the Covered Liabilities.

(cccc) “Security Balance” means, as of the last day of each calendar quarter following the date hereof, the aggregate Fair Value as of such date of the Eligible Assets maintained in the Reinsurance Trust Accounts.

(dddd) “Statutory Financial Statement Credit” means credit for reinsurance permitted by the Massachusetts General Laws on the Ceding Company’s statutory financial statements filed in the Commonwealth of Massachusetts with respect to the Reinsured Policies.

(eeee) “Statutory Reserves” means, as of any date, all reserves set forth on Schedule A as of such date corresponding to liabilities of a type or kind identified as Covered Liabilities, related to the Reinsured Policies, such amount as determined by the Ceding Company in accordance with the methodologies used by the Ceding Company to calculate such amounts for purposes of its statutory financial statements prepared in accordance with Massachusetts SAP and generally consistent with past practices as of all dates without giving effect to this Agreement or the 80% Coinsurance Agreement.

(ffff) “Tax Authority” means the Internal Revenue Service and any other domestic or foreign Governmental Entity responsible for the administration of any Taxes.

(gggg) “Taxes” means all forms of taxation, whether of the United States or elsewhere and whether imposed by a local, municipal, state, federal, foreign or other body or instrumentality, and shall include, without limitation, income, excise, sales, use, gross receipts, value added and premium taxes, together with any related interest, penalties and additional amounts imposed by any taxing authority.

(hhhh) “Tax Return” means any and all returns, reports, information returns or documents with respect to any Tax which is supplied to or required to be supplied to any Tax Authority, including any attachments, amendments and supplements thereto.

(iiii) “Then Current Practice” shall have the meaning specified in Section 17.2.

(jjjj) “Third Party Accountant” means an independent accounting firm which is mutually acceptable to Ceding Company and Reinsurer, or, if Ceding Company and Reinsurer cannot agree on such an accounting firm, an independent accounting firm mutually acceptable to Ceding Company’s and Reinsurer’s respective independent accountants.

(kkkk) “Third Party Reinsurance” means reinsurance of the Reinsured Policies placed with third party reinsurers as identified and summarized in Exhibit II (as such Exhibit II may be amended from time to time).

(llll) “Third Party Reinsurance Allowances” shall have the meaning specified in Section 4.5.

(mmmm) “Third Party Reinsurance Premiums” means all premiums paid by the Ceding Company on or after the Effective Date for coverage under Third Party Reinsurance, net of refunds of unearned premiums on lapse (except that the refund of unearned premiums shall only apply for premiums payable under Third Party Reinsurance on or after the Effective Date).

(nnnn) “Top-Up Notice” shall have the meaning specified in Section 8.3.

(oooo) “Trust Assets” shall have the meaning specified in Section 15.2.

(pppp) “Trustee” shall have the meaning specified in Section 15.1.

ARTICLE II

REINSURANCE

Section 2.1 Reinsurance. Subject to the terms and conditions of this Agreement, the Ceding Company hereby cedes on an indemnity basis to the Reinsurer, and the Reinsurer hereby accepts and agrees to reinsure on an indemnity basis, the Reinsurer’s Quota Share of the Covered Liabilities, provided, however, in the event of a recapture involving a pro rata portion of the Reinsurer’s Quota Share of the Reinsured Policies pursuant to Article XI hereof, the Reinsurer’s Quota Share of the Covered Liabilities will be proportionately reduced. The Reinsurer’s Quota Share of Covered Liabilities shall be reduced, but not below zero, by the Reinsurer’s Quota Share of Third Party Reinsurance for Covered Liabilities in accordance with the respective terms thereof, to the extent such Third Party Reinsurance is actually collected.

Section 2.2 Exclusions. Notwithstanding any provision of this Agreement to the contrary, the Reinsurer shall not be liable for any liabilities or obligations of the Ceding Company that are not Covered Liabilities, including:

(a) liabilities relating to benefits, including, but not limited to, terminal illness benefits, other than life insurance death benefits, any related waiver of premium coverages and write-offs of terminal illness policy loan balances;

(b) any liabilities resulting from any coverage added after the Effective Date to a Reinsured Policy that is not a Conversion or Renewal or otherwise required or permitted by the terms of such Reinsured Policy in effect on the Effective Date, unless such additional coverage is required by applicable law or has been approved in writing in advance by the Reinsurer;

(c) any liabilities relating to deaths occurring prior to the Effective Date;

(d) Extra-Contractual Obligations, other than Reinsured ECOs;

(e) any loss or liabilities relating to or arising from the Ceding Company’s Retained Asset Account for the Reinsured Policies;

(f) any losses or liabilities arising under any End of Term Conversion occurring on or after January 1, 2017;

(g) any loss or liabilities relating to or arising from actions taken by the Ceding Company without the consent of the Reinsurer as required by Section 17.2(b) hereof;

(h) any loss or liabilities relating to or arising from claims made, or lawsuits brought, by agents of the Ceding Company; and

(i) all liabilities or obligations of any kind or nature whatsoever that do not relate to the Reinsured Policies (collectively, (a)-(i) constitute the “Excluded Liabilities”).

Section 2.3 Territory. The reinsurance provided under this Agreement shall apply to the Covered Liabilities covering lives and risks wherever resident or situated.

ARTICLE III

COMMENCEMENT OF THE REINSURER’S LIABILITY

Section 3.1 Commencement of the Reinsurer’s Liability. Except as otherwise set forth in this Agreement, the Reinsurer’s liability under this Agreement shall attach simultaneously with that of the Ceding Company, and all reinsurance with respect to which the Reinsurer shall be liable by virtue of this Agreement shall be subject in all respects to the same risks, terms, rates, conditions, interpretations, and to the same modifications, alterations, cancellations and receivables under Third Party Reinsurance, as the respective Reinsured Policies to which liability under this Agreement attaches, the true intent of this Agreement being that the Reinsurer shall, in every case to which liability under this Agreement attaches and always subject to the Excluded Liabilities, follow the fortunes of the Ceding Company.

ARTICLE IV

REINSURANCE PREMIUMS, ALLOWANCES AND OTHER OBLIGATIONS

Section 4.1 Reinsurance Premiums.

(a) On the date hereof, as consideration for the reinsurance provided hereunder, the Ceding Company shall transfer to the Reinsurance Trust Accounts on behalf of the Reinsurer an amount equal to (i) the Reinsurer’s Quota Share of the Statutory Reserves, Interest Maintenance Reserves (but only to the extent the Ceding Company’s Interest Maintenance Reserves are reduced) and advance premiums attributable to the Reinsured Policies as of the Effective Date, less (ii) the sum of three hundred sixty eight million, nine hundred eighty thousand, one hundred eighteen dollars ($368,980,118) (the “Initial Ceding Commission”) and net deferred premiums (such amount, the “Reinsurance Consideration”). The Reinsurance Consideration shall be payable in Eligible Assets valued at Fair Value. Any Eligible Assets shall be free of all liens, charges or encumbrances, and assigned or endorsed in blank by the Ceding Company to the Reinsurer in order to transfer absolutely and unequivocally all right, title and interest in such assets.

(b) As additional consideration for the reinsurance provided herein, on a monthly basis during the term of this Agreement, the Ceding Company shall pay to the Reinsurer the Reinsurer’s Quota Share of Direct Premiums net of the Reinsurer’s Quota Share of Third Party Reinsurance Premiums (the “Net Premium”). The Net Premium shall be paid in accordance with
Article VIII.

Section 4.2 Allowances. At each month end following the date hereof, the Reinsurer shall pay the Ceding Company the Expense Allowance calculated on the basis of the number of Reinsured Policies in force on such date. The number of Reinsured Policies in force for each calendar month shall be determined by adding the number of Reinsured Policies in force on the last day of the prior calendar month (or December 18, 2009 for the initial calculation) and the number of Reinsured Policies in force on the last day of the current calendar month and dividing that total by two (2); provided, however, if there are any End of Term Renewals, the Expense Allowance for the Reinsured Policies associated with such End of Term Renewals that start after December 31, 2016 will be zero. The Expense Allowance shall be payable in accordance with Article VIII.

Section 4.3 Experience Refund. On a monthly basis during the term of this Agreement, the Reinsurer shall pay the Ceding Company the Experience Refund for each calendar month following the Effective Date. To the extent the Experience Refund calculation results in a negative amount, such negative amount shall be offset by Experience Refunds payable in future months. The Experience Refund shall be payable in accordance with Article VIII.

Section 4.4 Other Obligations. On a monthly basis during the term of this Agreement, the Reinsurer shall pay the Ceding Company the Reinsurer’s Quota Share of the following amounts: (i) 2.3% of premiums collected for such month in connection with the

Reinsured Policies as a provision for Premium Taxes incurred by the Ceding Company; (ii) $50 for each new Conversion which results in the issuance of a Reinsured Policy (including the issuance of one or more riders to a base Policy); (iii) Commissions for each Reinsured Policy; and (iv) any out-of-pocket underwriting fees associated with Reinstatements (items (i)-(iv), collectively, the (“Other Obligations”).

Section 4.5 Third Party Reinsurance Allowances. The Ceding Company shall pay to the Reinsurer the Reinsurer’s Quota Share of all ceding commissions and any Premium Tax or other expense allowances collected by the Ceding Company from the reinsurers under Third Party Reinsurance (collectively, “Third Party Reinsurance Allowances”).

ARTICLE V

TAXES

Section 5.1 Guaranty Fund Assessments. Except as provided in Section 4.2, the Reinsurer shall not reimburse the Ceding Company for any guaranty fund assessments arising on account of premiums on the Reinsured Policies.

Section 5.2 Premium Taxes. The Ceding Company shall be liable for all Premium Taxes. The Reinsurer shall pay to the Ceding Company a provision for Premium Taxes incurred in connection with premiums received under the Reinsured Policies in accordance with Section 4.4.

Section 5.3 DAC Tax Election. All uncapitalized terms used in this Section 5.2 shall have the meanings set forth in the Treasury regulations under section 848 of the Internal Revenue Code of 1986, as amended (“Code”).

(a) The Parties will elect, pursuant to Treasury regulations section 1.848-2(g)(8), to determine specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of section 848(c)(1) of the Code. This election shall be effective for the calendar year ending on or after the Effective Date and for all subsequent taxable years for which any reinsurance agreement is deemed to exist due to an election made pursuant to Section 5.2 of this Agreement. Each Party agrees to attach to its Tax Return filed for the first taxable year ending after this election becomes effective a schedule that identifies this Agreement as the subject of this election. The Party with the net positive consideration under this Agreement for each taxable year shall capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of section 848(c)(1) of the Code.

(b) To ensure consistency, the Parties agree to exchange information pertaining to the amount of net consideration deemed to be paid pursuant to any reinsurance agreement deemed to exist due to an election made pursuant to Section 5.2 of this Agreement. Ceding Company shall submit a schedule to Reinsurer by March 1 of each year that follows a year during which this Agreement was in effect for any portion of such year of Ceding

Company’s calculations of the net consideration under this Agreement for the preceding calendar year. This schedule of calculations shall be accompanied by a statement signed by an officer of Ceding Company stating that Ceding Company will report such net consideration in its federal income tax return for the preceding calendar year. Reinsurer may contest such calculation by providing an alternative calculation to Ceding Company in writing within thirty (30) days of Reinsurer’s receipt of Ceding Company’s calculation. If Reinsurer does not notify Ceding Company within such time that it contests the calculation, Reinsurer shall report the net consideration as determined by Ceding Company in Reinsurer’s Tax Return for the previous calendar year.

(c) If Reinsurer contests Ceding Company’s calculation of the net consideration, the Parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date Reinsurer submits its alternative calculation. If the Parties reach an agreement on an amount of net consideration, each Party will report the agreed upon amount in its federal income tax return for the previous calendar year. If during such period, Ceding Company and Reinsurer are unable to reach agreement, they shall within ten (10) days of the expiration of the thirty (30) day period set forth in this Section 5.2(c), cause a Third Party Accountant promptly to review (which review shall commence no later than five (5) days after the selection of the Third Party Accountant) this Agreement and the calculations of Ceding Company and Reinsurer for the purpose of calculating the net consideration under this Agreement. In making such calculation, the Third Party Accountant shall consider only those items or amounts in Ceding Company’s calculation as to which Reinsurer has disagreed. The Third Party Accountant shall deliver to Ceding Company and Reinsurer, as promptly as practicable (but no later than thirty (30) days after the commencement of its review), a report setting forth such calculation, which calculation shall result in a net consideration between the amount thereof shown in Ceding Company’s calculation delivered pursuant to Section 5.2(b) and the amount thereof in Reinsurer’s calculation delivered pursuant to Section 5.2(b). Such report shall be final and binding upon Ceding Company and Reinsurer. The fees, costs and expenses of the Third Party Accountant shall be borne (x) by Ceding Company if the difference between the net consideration as calculated by the Third Party Accountant and Ceding Company’s calculation is greater than the difference between the net consideration as calculated by the Third Party Accountant and Reinsurer’s calculation; (y) by Reinsurer if the first such difference is less than the second such difference; and (z) otherwise equally by Ceding Company and Reinsurer.

ARTICLE VI

CLAIMS

Section 6.1 Notice of Claims. Claim amounts less than or equal to $250,000 (net of amounts recoverable under Third Party Reinsurance) will be reported by the Ceding Company to the Reinsurer on a bordereau basis, and all other Claims shall be reported on an individual basis, in each case in accordance with Section 8.1.

Section 6.2 Settlement Authority. The Ceding Company shall have full authority to determine liability on any Claim reinsured hereunder and may settle losses as it deems appropriate, but in so doing it shall act with the skill and diligence commonly expected from qualified personnel performing such duties for U.S. life insurance companies and consistent with the Ceding Company’s Then Current Practice.

Section 6.3 Claim Payments. Following receipt by the Reinsurer of the Monthly Report setting forth the Ceding Company’s payment of any Covered Liabilities reinsured hereunder, the Reinsurer shall make payment of the Reinsurer’s Quota Share of the Covered Liabilities in accordance with Article VIII.

Section 6.4 Misstatement of Age or Sex. In the event of an increase or reduction in the amount of the Ceding Company’s insurance on any Reinsured Policy because of an overstatement or understatement of age or misstatement of sex, established during the life, or after the death, of the insured, the Reinsurer will share in such increase or reduction in proportion to the Reinsurer’s Quota Share.

ARTICLE VII

REINSTATEMENTS

Section 7.1 Reinstatements. If a Reinsured Policy is reinstated in accordance with its terms and the Ceding Company’s reinstatement rules as in effect on the Effective Date (a “Reinstatement”), the reinsurance of such Reinsured Policy will be restored as if no change had occurred. In such a case, the Ceding Company shall promptly pay the Reinsurer the Reinsurer’s Quota Share of the Net Premiums attributable to such Reinstatement.

ARTICLE VIII

ACCOUNTING AND RESERVES

Section 8.1 Monthly Reports. Within twenty (20) Business Days after the end of each calendar month, the Ceding Company shall deliver to the Reinsurer the following monthly reports (each a “Monthly Report”) substantially in the form set forth in Exhibit III hereto: (i) Monthly Settlement Report; (ii) Policy Exhibit; (iii) Reserve Report; (iv) Claim Reserve Report; (v) Bordereau Report; and (vi) Non-Bordereau Claims Report; it being understood that the initial Monthly Report shall be for the period from the Effective Date to the last day of the month in which this Agreement is executed.

Section 8.2 Monthly Account Balance Reports. No later than ten (10) Business Days after the end of each calendar month, the Ceding Company shall prepare and deliver to the Reinsurer a report in the form and containing the information set forth in Exhibit V (each a “Monthly Account Balance Report”).

Section 8.3 Settlements.

(a) All monthly settlements shall be effected as follows: (i) if the Monthly Report shows that the Ceding Company owes the Reinsurer a positive amount, the Ceding Company will pay the amount owed simultaneously with the delivery to the Reinsurer of the Monthly Report and (ii) if the Monthly Report shows that the Reinsurer owes the Ceding Company a positive amount, the Reinsurer shall pay the amount owed within twenty (20) Business Days after receiving the Monthly Report, it being understood that, for purposes of this Section 8.3(a), appropriate adjustments shall be made for withdrawals and reimbursements made during the month by the Ceding Company pursuant to Sections 15.5 and 15.6.

(b) If the Reserve Report provided to the Reinsurer for the last month of a calendar quarter shows that the Security Balance is less than the Required Balance as of the end of the immediately preceding calendar quarter, the Ceding Company shall notify the Reinsurer of the amount of the deficiency (the “Top-Up Notice”). The Top-Up Notice shall be delivered to the Reinsurer at the same time as the copy of the Monthly Report for the same calendar quarter.

(c) All settlements of account between the Ceding Company and the Reinsurer shall be made in cash or its equivalent.

Section 8.4 Offset and Recoupment. Each Party, at its option, may offset or recoup any balance or balances, whether on account of premiums, Expense Allowances, claims and losses or amounts otherwise due from one Party to the other under this Agreement or other agreements between the Parties, or as a result of damages awarded to either Party pursuant to litigation or otherwise, which shall be deemed mutual debts or credits, as the case may be; provided, however, that the Party electing such right with respect to matters not reflected in the Monthly Reports shall notify the other Party in writing of its election to do so.

Section 8.5 Currency. All financial data required to be provided pursuant to the terms of this Agreement shall be expressed in United States dollars. All payments and all settlements of account between the Parties shall be in United States currency unless otherwise agreed by the Parties.

ARTICLE IX

EXPENSES IN CONNECTION WITH THE REINSURED POLICIES

Section 9.1 Expenses in Connection with the Reinsured Policies. The Ceding Company shall pay for all expenses and charges incurred in connection with the Reinsured Policies including medical examinations, inspection fees, and other fees. Except as provided in Section 4.2 and Section 4.3, such amounts shall not be reimbursed by the Reinsurer.

ARTICLE X

ERRORS AND OMISSIONS

Section 10.1 Errors and Omissions. Subject to the terms of this Agreement, neither Party hereto shall be prejudiced in any way by inadvertent errors or omissions made by such Party in connection with this Agreement provided such errors and omissions are corrected promptly following discovery thereof. Upon the discovery of an inadvertent error or omission by either Party hereto, appropriate adjustments shall be made as soon as practicable to restore the Parties to the fullest extent possible to the position they would have been in had no such inadvertent error or omission occurred.

ARTICLE XI

RECAPTURE

Section 11.1 Recapture. The Ceding Company may in accordance with the provisions of this Article XI recapture, in its sole discretion, all or a pro rata portion of all of the Reinsurer’s Quota Share of the Reinsured Policies upon the occurrence of one of the following events:

(a) If the Reinsurer becomes insolvent or if the Commissioner has instituted a proceeding or entered a decree or order for the appointment of a rehabilitator or liquidator;

(b) If the Reinsurer fails to take steps reasonably satisfactory to the Ceding Company to assure the Ceding Company of full Statutory Financial Statement Credit for the Reinsured Policies within forty-five (45) calendar days of Reinsurer’s receipt of written notice from the Ceding Company that the Ceding Company has been advised by any Governmental Authority that the Governmental Authority will deny or has denied Statutory Financial Statement Credit on any financial statement filed by the Ceding Company with such Governmental Authority;

(c) If the Reinsurer is in material breach of any other representation, warranty or covenant under this Agreement and the Reinsurer fails to cure any such material breach of any representation, warranty or covenant hereunder within sixty (60) calendar days of receipt of written notice of such breach by the Reinsurer, unless such breach constitutes a Capital Maintenance Failure, in which case the provision in Section 11.1(e) shall apply and this provision shall not apply;

(d) If the Reinsurer fails in any material respects to fund either of the Reinsurance Trust Accounts to the amount required after receipt of the Top-Up Notice under Section 15.3(c) within the time period specified therein, and the Reinsurer fails to cure any such funding deficiency within twenty (20) Business Days of receipt of written notice of such funding deficiency by the Reinsurer; or

(e) If there is a Capital Maintenance Failure under the Capital Maintenance Agreement. For purposes of this Section 11.1(e), a “Capital Maintenance Failure” occurs at the end of any Approval Period when (i) the Reinsurer’s Total Adjusted Capital is less than the Capital Threshold (as such terms are defined in the Capital Maintenance Agreement) and (ii) the Reinsurer fails to obtain a payment from the Obligor (as defined in the Capital Maintenance Agreement) in the amount of the deficiency within the Approval Period beginning on the date a demand is made by or on behalf of the Reinsurer for such payment in accordance with Section 2(a) of the Capital Maintenance Agreement (for the avoidance of doubt, including if any such failure is due to the failure on part of the Obligor to obtain any required prior consents from the Board of Governors of the Federal Reserve System as set forth in the Capital Maintenance Agreement within the Approval Period). The Reinsurer shall reimburse the Ceding Company for actual reasonable expenses incurred by the Ceding Company pursuant to this Section 11.1(e).

Section 11.2 Notice of Recapture. The Ceding Company shall notify the Reinsurer in writing of the reasons for, and the effective date of, the recapture ninety (90) calendar days prior to the effective date of recapture (the “Recapture Notice”); provided, however, that the recapture shall not be deemed to be consummated until the final accounting described in Section 11.4 of this Article XI has been completed and the Reinsurer has paid the Commutation Payment, if any.

Section 11.3 Recapture Fee. The Ceding Company shall pay a recapture fee (the “Recapture Fee”) to the Reinsurer upon the occurrence of any recapture of the Reinsured Policies pursuant to Section 11.1(b) if such recapture was triggered by the inability of the Ceding Company to obtain full Statutory Financial Statement Credit for the Reinsured Policies due to actions taken by the Ceding Company or its Affiliates; provided, however, that if the Reinsurer is in material breach of any representation, warranty or covenant under this Agreement at the time a recapture is triggered under Section 11.1(b), no Recapture Fee will be due and payable by the Ceding Company. The Recapture Fee shall be equal to the sum of (i) an amount to be determined by an actuarial appraisal prepared by a nationally recognized independent actuarial firm in accordance with methodologies agreed upon by the Ceding Company and Reinsurer to determine the value of the Reinsured Policies at such time in a manner consistent with the valuation of the Reinsured Policies as set forth in the Milliman Report and consistent with the determination of the Initial Ceding Commission based on such valuation and (ii) the absolute value of any outstanding negative amounts carried forward pursuant to Section 4.3 hereof that have not been offset by Experience Refunds payable in future months.

Section 11.4 Renewal Recapture. The Ceding Company shall also have the right, upon prior written notice to the Reinsurer, to recapture, in its sole discretion, all or a pro rata portion of End of Term Renewals arising from Policies with an Original Initial Level Premium Period ending on or after January 1, 2017 (the “Renewal Recapture Right”). No Recapture Fee is payable in connection with the recapture of any End of Term Renewal.

Section 11.5 Commutation Accounting and Settlement. In the event of any recapture under this Article XI, the Reinsurer shall pay to the Ceding Company an amount equal to (i) the Reinsurer’s Quota Share of the Statutory Reserves, Interest Maintenance Reserves (but only to the extent the Ceding Company’s Interest Maintenance Reserves are increased) and advance premiums, if applicable, attributable to the Reinsured Policies being recaptured, calculated as of the effective date of the recapture set forth in the Recapture Notice; minus (ii) any amounts due to the Reinsurer but unpaid under this Agreement, including the Recapture Fee, if any, and net deferred premiums; plus (iii) any amounts due to the Ceding Company but unpaid under this Agreement (collectively, the “Commutation Payment”); provided, however, that, if the amount calculated pursuant to clause (ii) of this subsection exceeds the amounts calculated pursuant to clauses (i), (ii) and (iii) of this subsection, the Ceding Company shall pay to the Reinsurer the amount of such excess. Following recapture and payment to the appropriate Party of the net Commutation Payment required hereunder, neither Party shall have further liability to the other Party hereunder with respect to the recaptured business.

Section 11.6 Limitation on Partial Recaptures. Notwithstanding the provisions of Section 11.1, the Ceding Company shall not be permitted to effect a partial recapture pursuant to Section 11.1 if, after giving effect to the recapture, the Statutory Reserves would be less than U.S. $100,000,000.

ARTICLE XII

ACCESS TO BOOKS AND RECORDS

Section 12.1 Access to Books and Records.

(a) The Ceding Company shall, upon reasonable notice, provide to the Reinsurer and the counsel, financial advisors, accountants, actuaries and other representatives of the Reinsurer (the “Representatives”) access, at the Reinsurer’s sole cost and expense, to review, inspect, examine and reproduce the Ceding Company’s books, records, accounts, policies, practices and procedures, including underwriting policy, claims administration guidelines and sales and Conversion practices, relating to the Reinsured Policies, including any audits and self assessments conducted by the Ceding Company as well as any unaudited information provided to Primerica in connection with Primerica’s public company reporting requirements, at the place such records are located, and to discuss such matters with the employees, external auditors and external actuaries of the Ceding Company that are knowledgeable about such records, without undue disruption of the normal operations of the Ceding Company.

(b) The Reinsurer and its Representatives shall have the right, at its sole cost and expense, to conduct audits from time to time, upon reasonable notice to the Ceding Company, of the relevant books, records, accounts, policies, practices and procedures, including underwriting policy, claims administration guidelines and sales and Conversion practices of the Ceding Company relating to the Reinsured Policies.

(c) The Reinsurer shall reimburse the Ceding Company for any reasonable out-of-pocket costs that the Ceding Company incurs in providing assistance to the Reinsurer and its Representatives in connection with this Section 12.1.

(d) The Ceding Company shall use its reasonable best efforts to assist and cooperate with the Reinsurer, and its Representatives in providing access to the relevant in force files, experience data, books, records and accounts of the Ceding Company relating to the Reinsured Policies.

ARTICLE XIII

INSOLVENCY

Section 13.1 Insolvency. In the event of the insolvency of the Ceding Company, payments due the Ceding Company on all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by the Reinsurer on the basis of claims filed and allowed in the liquidation proceeding under the Reinsured Policies without diminution because of the insolvency of the Ceding Company, either directly to the Ceding Company or to its domiciliary liquidator or receiver, except where the Reinsurer, with the consent of the Policyholder and in conformity with Applicable Law, has assumed the Ceding Company’s obligations as direct obligations of the Reinsurer to the payees under the Reinsured Policies and in substitution for the obligations of the Ceding Company to the payees. It is understood, however, that in the event of the insolvency of the Ceding Company, the liquidator or receiver or statutory successor of the Ceding Company shall give written notice to the Reinsurer of any impending Claim against the Ceding Company on a Reinsured Policy within a reasonable period of time after such Claim is filed in the insolvency proceedings and that during the pendency of such Claim the Reinsurer may, at its own expense, investigate such Claim and interpose, in the proceeding where such Claim is to be adjudicated any defense or defenses which it may deem available to the Ceding Company or its liquidator or receiver or statutory successor. It is further understood that the expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer.

ARTICLE XIV

DISPUTE RESOLUTION

Section 14.1 Consent to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court for the District of Massachusetts or, if such court does not have jurisdiction, the appropriate district court of the Commonwealth of Massachusetts, for the purposes of enforcing this Agreement. The parties shall take such actions as are within their control to cause any disputes as described in the preceding sentence to be assigned to the complex litigation docket of the applicable court. In any action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above courts, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding as contemplated in this Article XIV shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

Section 14.2 Waiver of Jury Trial. Each of the parties hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

Section 14.3 Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to any other available remedies each other party shall be entitled to an injunction restraining any violation or threatened violation of any of the provisions of this Agreement without the necessity of posting a bond or other form of security. In the event that any action should be brought in equity to enforce any of the provisions of this Agreement, no party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

ARTICLE XV

REINSURANCE TRUST ACCOUNTS

Section 15.1 Reinsurance Trust Agreements. On the date hereof, in accordance with the Reinsurance Trust Agreements to be entered into between the Parties, in the form attached hereto as Exhibit VI (as such agreements may be amended from time to time in writing by mutual consent of the Ceding Company, the Reinsurer and the trustee (the “Trustee”) thereunder, the “Reinsurance Trust Agreements”), the Reinsurer, as grantor, shall create (i) a trust account to support the Economic Reserves (the “Economic Reserves Trust Account”) and (ii) a trust account to support the Excess Reserves (the “Excess Reserves Trust Account,” and together with the Economic Reserves Trust Account, the “Reinsurance Trust Accounts”) and shall name the Ceding Company as sole beneficiary of each Reinsurance Trust Account. The Reinsurance Trust Accounts shall initially be funded with Trust Assets the Fair Value of which (as of the date hereof) is at least equal to the Reinsurer’s Quota Share of the Statutory Reserves as of the Effective Date.

Section 15.2 Investment and Valuation of Trust Assets. The assets held in the Reinsurance Trust Accounts (the “Trust Assets”) shall consist of Eligible Assets.

Section 15.3 Adjustment of Trust Assets and Withdrawals.

(a) The amount of assets to be maintained in each of the Reinsurance Trust Accounts shall be adjusted following the end of each calendar quarter in accordance with the Reserve Report for the last calendar month of each calendar quarter provided to the Reinsurer pursuant to the terms of Section 8.1. Such report shall set forth the amount by which the Security Balance equals or exceeds the Required Balance, in each case as of the end of the immediately preceding calendar quarter.

(b) If the Economic Security Balance exceeds 102% of the Economic Reserves Trust Account Required Balance, in each case as of the end of the immediately preceding calendar quarter, then the Reinsurer shall have the right to seek approval (which shall not be unreasonably or arbitrarily withheld, conditioned or delayed) from the Ceding Company to withdraw the excess from the Economic Reserves Trust Account; provided, however, that the Reinsurer may not withdraw any amounts from the Economic Reserves Trust Account unless the Excess Reserves Trust Account contains at least 100% of the Excess Reserves Trust Account Required Balance.

(c) If the Excess Security Balance exceeds 102% of the Excess Reserves Trust Account Required Balance, in each case as of the end of the immediately preceding calendar quarter, then the Reinsurer shall have the right to seek approval (which shall not be unreasonably or arbitrarily withheld, conditioned or delayed) from the Ceding Company to withdraw the excess from the Excess Reserves Trust Account; provided, however, that the Reinsurer may not withdraw any amounts from the Excess Reserves Trust Account unless the Economic Reserves Trust Account contains at least 100% of the Economic Reserves Trust Account Required Balance.

(d) The Reinsurer shall, no later than twenty (20) Business Days following receipt of a Top-Up Notice, place additional Trust Assets into either the Economic Reserves Trust Account or the Excess Reserves Trust Account, as applicable, so that the Security Balance, as of the date such additional Trust Assets are so placed, is no less than the Required Balance as of the end of the immediately preceding calendar quarter.

(e) Without limitation of the other provisions of this Section 15.3, subject to obtaining the Ceding Company’s prior written consent (which shall not be unreasonably or arbitrarily withheld, conditioned or delayed), the Reinsurer may remove assets from the Reinsurance Trust Accounts; provided, however, that the Reinsurer, at the time of such withdrawal, replaces the withdrawn assets with Trust Assets permitted under the terms of the Reinsurance Trust Agreements and having a Fair Value equal to or greater than the Fair Value of the assets withdrawn so that the Economic Security Balance or the Excess Security Balance, as the case may be, as of the date of such withdrawal, is no less than the Economic Required Balance or the Excess Security Balance, as the case may be, as of the end of the immediately preceding calendar quarter.

Section 15.4 Negotiability of Trust Assets. Prior to depositing Trust Assets with the Trustee, the Reinsurer shall execute all assignments or endorsements in blank, or transfer legal title to the Trustee of all shares, obligations or any other assets requiring assignments, in order that the Ceding Company, or the Trustee upon direction of the Ceding Company, may whenever necessary negotiate any such assets without consent or signature from the Reinsurer or any other entity.

Section 15.5 Ceding Company’s Withdrawals. The Ceding Company (or any successor by operation of law of the Ceding Company, including, but not limited to, any liquidator, rehabilitator, receiver or conservator of the Ceding Company) may only withdraw Trust Assets for one or more of the following purposes, without diminution because of insolvency on the part of the Ceding Company or the Reinsurer:

(a) to pay, or reimburse the Ceding Company for payment of, the Reinsurer’s Quota Share of premiums to be returned, but not yet recovered from the Reinsurer, to Policyholders because of cancellations of Reinsured Policies;

(b) to pay, or reimburse the Ceding Company for payment of, the Reinsurer’s Quota Share of Covered Liabilities payable pursuant to the provisions of the Reinsured Policies, but not yet recovered from the Reinsurer;

(c) to pay to the Ceding Company any Commutation Payment due the Ceding Company but not yet paid by the Reinsurer;

(d) in the event that the Ceding Company has received notification from the Reinsurer or Trustee of termination of the Reinsurance Trust Account and where the Reinsurer’s Quota Share of obligations under this Agreement remain unliquidated and undischarged ten (10) days prior to the scheduled termination date, the Ceding Company may withdraw all the assets in the Reinsurance Trust Account and deposit such amounts, in the name of the Ceding Company, in any United States bank or trust accompany, apart from its general assets, in trust for such uses and purposes specified in (a) and (b) above as may remain executory after such withdrawal and for any period after such termination date; or

(e) to pay to the Reinsurer amounts held in the Reinsurance Trust Account in excess of the amount necessary to secure the credit or reduction from liability for reinsurance taken by the Ceding Company.

Any assets deposited into an account of the Ceding Company pursuant to clause (d) of this Section 15.5 or withdrawn by the Ceding Company pursuant to clause (e) of this Section 15.5 and any interest or other earnings thereon shall be held by the Ceding Company in trust and separate and apart from any assets of the Ceding Company, for the sole purpose of funding the payments and reimbursements described in clauses (a) through (e), inclusive, of this Section 15.5.

Section 15.6 Return of Excess Withdrawals. The Ceding Company shall return to the Reinsurer, within five (5) Business Days, assets withdrawn in excess of all amounts due under Sections 15.5(a), (b) and (e), or, in the case of Section 15.5(d) above, assets that are subsequently determined not to be due. Any assets subsequently returned in the case of Section 15.5(d) shall include interest at the Prime Rate applied on a daily basis for the amounts returned.

Section 15.7 Costs of Trust. The cost of maintaining the Reinsurance Trust Accounts shall be borne by the Reinsurer.

ARTICLE XVI

THIRD PARTY BENEFICIARY

Section 16.1 Third Party Beneficiary. Nothing in this Agreement or the Reinsurance Trust Agreements is intended to give any person, other than the parties to such agreements, their successors and permitted assigns, any legal or equitable right remedy or claim under or in respect of this Agreement or the Reinsurance Trust Agreements or any provision contained therein.

ARTICLE XVII

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 17.1 Representations and Warranties of the Ceding Company.

(a) Organization, Standing and Authority of the Ceding Company. The Ceding Company is a life insurance company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and has all requisite corporate power and authority to carry on the operations of its business as they are now being conducted. The Ceding Company has obtained all authorizations and approvals required under Applicable Law to enter into and perform the obligations contemplated of the Ceding Company under this Agreement.

(b) Authorization. The Ceding Company has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by the Ceding Company of this Agreement, and the performance by the Ceding Company of its obligations under this Agreement, have been duly authorized by all necessary corporate action and do not require any further authorization, action or consent of the Ceding Company. This Agreement, when duly executed and delivered by the Ceding Company, subject to the due execution and delivery by the Reinsurer, will be a valid and binding obligation of the Ceding Company, enforceable against the Ceding Company in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting enforcement of creditors’ rights and to general equity principles.

(c) No Conflict or Violation. Except as set forth in Schedule B, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the respective terms and conditions hereof will not (a) violate any provision of the Articles of Incorporation or Bylaws of the Ceding Company, (b) violate, conflict with or result in the breach of any of the terms of, result in any modification of, give any counterparty the right to terminate, or constitute a default under, any contract or other agreement to which the Ceding Company is a party, or (c) violate any order, judgment, injunction, award or decree of any court, arbitrator or Governmental Authority against, or binding upon, or any agreement with, or condition imposed by, any Governmental Authority, foreign or domestic, binding upon the Ceding Company.

(d) Absence of Litigation. There is no action, suit, proceeding or investigation pending or threatened that questions the legality of the transactions contemplated by this Agreement or that would prevent consummation of the transactions contemplated by this Agreement or the performance by the Ceding Company of its obligations hereunder.

(e) Milliman Information True and Complete.

(i) To the best of the Ceding Company’s knowledge, all information and data supplied to Milliman Inc. (“Milliman”) identified on Exhibit VII-A hereto (the “Milliman Information”) was true, accurate and complete in all material respects as of the date the document containing such Milliman Information was provided to Milliman by the Ceding Company; provided, however, the Parties acknowledge that no representation or warranty has been made to the Reinsurer or any of its Affiliates or Representatives with respect to the truth, accuracy and completeness of any assumptions, projections, or estimates either provided by the Ceding Company or underlying any of the studies prepared by the Ceding Company in connection with the Milliman Information except that the Ceding Company represents and warrants that such assumptions, projections or estimates were the ones actually utilized by the Ceding Company for the purposes stated in Exhibit VII. The Milliman Information was complied in a commercially reasonable manner given the intended purpose.

(ii) The financial data supplied to Milliman identified on Exhibit VII-B hereto presents fairly, in all material respects, the financial condition and results of operations of the Ceding Company as of and for the periods specified therein in accordance with Massachusetts SAP, consistently applied.

(f) Coverage Information. The Reinsured Policies information identified in Exhibit I is true, accurate and complete in all material respects.

(g) Good and Marketable Title to Eligible Assets. The Ceding Company will have good and marketable title, free and clear of all liens, to all Eligible Assets immediately prior to the payment thereof to the Reinsurer in accordance with Section 4.1.

Section 17.2 Covenants of the Ceding Company.

(a) Administration and Claims Practices.

(i) In the administration and claims practices relating to the Reinsured Policies (the “Administrative Practices”), the Ceding Company shall (A) use the skill and diligence commonly expected from qualified personnel performing such duties for U.S. life insurance companies; (B) act in accordance with the Ceding Company’s internal company guidelines as in effect on the Effective Date; (C) be in conformance with Applicable Law in all material respects; and (D) act in a manner consistent with its existing administrative and claims practices in effect on the Effective Date and in any case with no less skill, diligence and expertise as the Ceding Company applies to servicing its other business, including those claims practices in existence for Third Party Reinsurance (each, an “Existing Practice”); notwithstanding the foregoing, the Ceding Company shall not be in breach of this Section 17.2(a)(i) unless either (Y) the Reinsurer shall have notified the Ceding Company in writing of the Ceding Company’s failure to perform its obligations under this Section 17.2(a)(i) (which written notice shall describe such failure with reasonable particularity) or (Z) an officer of the Ceding Company with direct responsibility for its administrative services, or any senior officer of the Ceding Company, has actual knowledge that the Ceding Company has failed to perform its obligations under this Section 17.2(a)(i), and in either case the Ceding Company shall have failed to cure such breach within thirty (30) days following receipt of such notice or such actual knowledge.

(ii) An Existing Practice may be reasonably modified from time to time, except that, to the extent the Ceding Company modifies an Existing Practice from time to time following the Effective Date (an Existing Practice, as modified from time to time, a “Then Current Practice”), the Ceding Company shall act in accordance and consistent with the Then Current Practice; provided, that, if a Then Current Practice would materially adversely affect the rights, remedies and position of the Reinsurer, the Ceding Company shall obtain the consent of the Reinsurer (which consent shall not be unreasonably withheld or delayed) prior to applying the Then Current Practice to the Reinsured Policies.

(b) Reinsured Policies. In all instances as they relate to the Reinsured Policies:

(i) The Ceding Company shall not, and shall cause its Affiliates not to (A) change agent commission and compensation schedules, (B) adopt or implement any program that is expected to result in a material increase in lapses, exchanges, replacements or Conversions under the Reinsured Policies or (C) change coverage options or premiums (except as contemplated by Section 17.2(g) hereof), including coverage options for End of Term Conversions, in each case under (A), (B) and (C) without notifying the Reinsurer in advance of any such action and obtaining the Reinsurer’s prior written consent (which shall not be unreasonably withheld or delayed).

(ii) The Ceding Company and the Reinsurer shall reasonably cooperate on any proposals for pricing or coverage changes proposed by either Party, including making any rate and form filings or other regulatory filings that impact pricing or premiums under the Reinsured Policies; provided, however, the Ceding Company shall have final approval authority in its discretion over any proposal brought by the Reinsurer pursuant to this Section 17.2(b)(ii).

(iii) The Ceding Company shall notify the Reinsurer of any information known to the Ceding Company, including any third party or regulatory actions and management decisions reasonably anticipated to adversely and materially impact the economics of the Reinsured Policies for the Reinsurer. Such notification shall be made within twenty (20) Business Days after the information becomes known to the Ceding Company.

(iv) The Parties agree and acknowledge that the Ceding Company’s relationship with the Reinsurer shall in all respects be governed by a duty of utmost good faith. At all times during the term of this Agreement, the Ceding Company shall (i) administer, manage and oversee the Reinsured Policies and the Covered Liabilities, and (ii) perform all its obligations to the Reinsurer under this Agreement, in a manner consistent with its utmost good faith obligations.

(c) Third Party Reinsurance.

(i) The Ceding Company shall not, without the Reinsurer’s prior approval (which approval shall not be unreasonably or arbitrarily withheld, conditioned or delayed), (A) terminate or materially modify any existing Third Party Reinsurance or (B) purchase new third party reinsurance for the Reinsured Policies.

(ii) The Ceding Company shall use commercially reasonable efforts to maintain its existing Third Party Reinsurance from and after the Effective Date, consistent with the existing practice of the Ceding Company in effect on the Effective Date.

(d) Reporting. To the extent not prohibited by Applicable Law, the Ceding Company will provide all reports it is required to deliver under this Agreement (including, without limitation, each Monthly Report and Quarterly Report) not later than the last date on which such report is required to be so delivered, except that the Ceding Company shall not be in breach of this Section 17.2(d) unless either (i) the Reinsurer shall have notified the Ceding Company in writing of its failure to timely deliver such report or (ii) a officer of the Ceding Company with direct responsibility for the preparation and delivery of such report has actual knowledge that the report was not delivered when due, and in either case the Ceding Company shall have failed to deliver such information within thirty (30) days following receipt of such notice or actual knowledge.

(e) Policy Data. Within six (6) months of the date hereof, the Ceding Company shall provide to the Reinsurer a schedule containing a list of Policies with Original Initial Level Premium Periods ending on or after January 1, 2017.

(f) Books and Records. The Ceding Company shall maintain and implement reasonable administrative and operating procedures with respect to records relating to the Reinsured Policies and shall keep and maintain all material documents, books, records and other information reasonably necessary for the maintenance of the Reinsured Policies, which documents, books, records and other information will be accurately maintained in all material respects throughout the term of this Agreement.

(g) Regulatory Filings. The Ceding Company has filed the appropriate regulatory filings to increase guaranteed premium provisions in Policies or coverages that may be issued upon the occurrence of a Conversion with each applicable state insurance regulator prior to the Effective Date. To the extent regulatory approval has not been obtained by the Effective Date, the Ceding Company shall use its reasonable best efforts to obtain regulatory approval for each filing as practicable. If regulatory approval is initially not granted by any state insurance regulator, the Ceding Company shall agree to work in consultation with the Reinsurer to determine the approach to future regulatory filings to increase guaranteed premium provisions. The Ceding Company shall notify its agents of such increases within thirty (30) days after the date hereof and shall thereafter implement such increases in the ordinary course of business, consistent with past practices.

Section 17.3 Representations and Warranties of the Reinsurer.

(a) Organization, Standing and Authority of the Reinsurer. The Reinsurer is a special purpose financial captive insurance company duly organized, validly existing and in good standing under the laws of the State of Vermont and has all requisite corporate power and authority to carry on the operations of its business as they are proposed to be conducted. The Reinsurer has obtained all authorizations and approvals required under Applicable Law to enter into and perform the obligations contemplated of the Reinsurer under this Agreement and the Reinsurer shall maintain throughout the term of this Agreement all licenses, permits or other permissions of any Governmental Authority that shall be required in order to perform the obligations of the Reinsurer hereunder.

(b) Authorization. The Reinsurer has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by the Reinsurer of this Agreement, and the performance by the Reinsurer of its obligations under this Agreement, have been duly authorized by all necessary corporate action and do not require any further authorization, action or consent of the Reinsurer or its stockholder. This Agreement, when duly executed and delivered by the Reinsurer, subject to the due execution and delivery by the Ceding Company, will be a valid and binding obligation of the Reinsurer, enforceable against the Reinsurer in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting enforcement of creditors’ rights and to general equity principles.

(c) No Conflict or Violation. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) violate any provision of the Articles of Incorporation, Bylaws or other charter or organizational document of the Reinsurer, or (b) violate any order, judgment, injunction, award or decree of any court, arbitrator or Governmental Authority against, or binding upon, or any agreement with, or condition imposed by, any Governmental Authority, foreign or domestic, binding upon the Reinsurer, except when any such violation would not have a material adverse effect on this Agreement or the consummation of the transactions contemplated hereby.

(d) Absence of Litigation. There is no action, suit, proceeding or investigation pending or threatened that questions the legality of the transactions contemplated by this Agreement or that would prevent consummation of the transactions contemplated by this Agreement or the performance by the Reinsurer of its obligations hereunder.

(e) Good and Marketable Title to Trust Assets. The Reinsurer will have good and marketable title, free and clear of all liens, to all Trust Assets immediately prior to the deposit thereof in the Trust Account.

Section 17.4 Covenants of the Reinsurer.

(a) The Reinsurer shall comply with all covenants relating to this Agreement, the Reinsurance Trust Agreement and the Reinsured Policies that are memorialized in Section IV.C. “Other Agreements” in the Reinsurer’s plan of operation as filed with the Commissioner prior to the date hereof.

(b) The Reinsurer shall not engage in any business, other than the business provided by or relating to this Agreement or the 80% Coinsurance Agreement. Other than the reinsurance provided hereunder and in the 80% Coinsurance Agreement, the Reinsurer shall not issue or reinsure any insurance policies.

ARTICLE XVIII

INDEMNIFICATION

Section 18.1 Indemnification.

(a) The Ceding Company shall indemnify, defend and hold harmless the Reinsurer and its directors, officers, employees, agents, representatives, successors, permitted assigns and Affiliates from and against any and all losses, liabilities, claims, expenses (including reasonable attorneys’ fees and expenses) and damages reasonably and actually incurred by the Reinsurer (collectively, “Indemnification Claims”) to the extent arising from:

(i) any breach or falsity of any representation, warranty or covenant of the Ceding Company; or

(ii) the breach of or failure to perform any of the duties, obligations, covenants or agreements of the Ceding Company contained in this Agreement.

(b) The Reinsurer agrees to indemnify and hold harmless the Ceding Company and its directors, officers, employees, agents, representatives, successors, permitted assigns and Affiliates from and against any and all Indemnification Claims to the extent arising from:

(i) any breach or falsity of any representation, warranty or covenant of the Reinsurer; or

(ii) the breach of or failure to perform any of the duties, obligations, covenants or agreements of the Reinsurer contained in this Agreement.

ARTICLE XIX

LICENSES; REGULATORY MATTERS

Section 19.1 Licenses.

(a) At all times during the term of this Agreement, each of the Reinsurer and the Ceding Company, respectively agrees that it shall hold and maintain all licenses and authorities required under Applicable Laws to perform its respective obligations hereunder unless otherwise mutually agreed by the parties.

(b) At all times during the term of this Agreement, the Reinsurer shall hold and maintain all licenses and authorizations required under Applicable Law or otherwise to take all action that may be necessary so that the Ceding Company shall receive Statutory Financial Statement Credit.

Section 19.2 Regulatory Matters.

(a) If Ceding Company or Reinsurer receives notice of, or otherwise becomes aware of any inquiry, investigation, examination, audit or proceeding outside the ordinary course of business by Governmental Authorities, relating to the Reinsured Policies or the reinsurance provided hereunder, the Ceding Company or Reinsurer, as applicable, shall promptly notify the other party thereof.

(b) If Ceding Company or Reinsurer receives notice of, or otherwise becomes aware of any enforcement action by any Governmental Authority arising out of any inquiry, investigation, examination, audit or proceeding by such Governmental Authority, the Ceding Company or Reinsurer, as applicable, shall promptly notify the other party thereof, and the Parties shall cooperate to resolve such matter.

ARTICLE XX

DURATION OF AGREEMENT; TERMINATION

Section 20.1 Duration. This Agreement shall automatically terminate if, at such time, there are no Covered Liabilities.

Section 20.2 Termination. This Agreement shall be terminated only by the mutual written consent of the Reinsurer and the Ceding Company, which writing shall state the effective date and relevant terms of termination. For the avoidance of doubt, a Change of Control, sale or merger of the Reinsurer will not result in termination of this Agreement.

Section 20.3 Survival. Notwithstanding the other provisions of this Article XX, the terms and conditions of Articles I, IV, V, VIII, X, XI, XII, XIV, XV, XVI, XX and XXI shall remain in full force and effect after termination of this Agreement.

ARTICLE XXI

MISCELLANEOUS

Section 21.1 Entire Agreement. This Agreement represents the entire agreement between the Reinsurer and the Ceding Company concerning the business reinsured hereunder. There are no understandings between the Reinsurer and the Ceding Company other than as expressed in this Agreement and the Reinsurance Trust Agreements.

Section 21.2 Amendments.

(a) Any provision of this Agreement may be amended if, but only if, such amendment is in writing and is signed by each party to this Agreement. Any change or modification to this Agreement shall be null and void unless made by an amendment hereto signed by each party to this Agreement.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 21.3 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or if determined by a court of competent jurisdiction to be unenforceable, and if the rights or obligations of the Ceding Company or the Reinsurer under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

Section 21.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of law thereof.

Section 21.5 Notices. Any notice and other communication required or permitted hereunder shall be in writing and shall be delivered personally or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or, if mailed, on the date shown on the receipt therefore, as follows:

if to the Ceding Company:

Primerica Life Insurance Company

3120 Breckinridge Blvd.

Duluth, Georgia 30099

Attention: General Counsel

with copies to (which shall not constitute notice to the Ceding Company for purposes of this Section 21.5):

Donald B. Henderson, Jr., Esq.

Dewey & LeBoeuf LLP

1301 Avenue of the Americas

New York, NY 10019

(212) 259-8000

if to the Reinsurer:

Prime Reinsurance Company, Inc.

c/o Marsh Management Services Inc.

100 Bank Street, Suite 600,

Burlington, Vermont 05402

with copies to (which shall not constitute notice to the Reinsurer for purposes of this Section 21.5):

Robert Sullivan, Esq.

Susan Sutherland, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

(212) 735-3000

Either Party may change the names or addresses where notice is to be given by providing notice to the other Party of such change in accordance with this Section 21.5.

Section 21.6 Consent to Jurisdiction. Subject to the terms and conditions of Article XIV, the Reinsurer agrees that in the event of the failure of either Party to perform its obligations under the terms of this Agreement, the Party so failing to perform, at the request of the other Party, shall submit to the jurisdiction of any court of competent jurisdiction in any state of the United States shall comply with all requirements necessary to give such court jurisdiction, and shall abide by the final decision of such court or of any appellate court in the event of an appeal.

Section 21.7 Service of Process. The Reinsurer hereby designates Primmer Piper Eggleston & Cramer PC, 150 South Champlain Street, P.O. Box 1489, Burlington, VT 05402-1489 (“Primmer Piper”) as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Ceding

Company. The Ceding Company hereby designates Primmer Piper, and the insurance commissioner in Reinsurer’s state of domicile, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Reinsurer.

Section 21.8 Assignment and Retrocession. This Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties. Neither Party may assign any of its duties or obligations hereunder without the prior written consent of the other Party or without the prior written consent of the regulatory states. Notwithstanding any other provision in this Agreement to the contrary, the Reinsurer shall have the right to retrocede all or a portion of the Reinsured Policies under this Agreement.

Section 21.9 Captions. The captions contained in this Agreement are for reference only and are not part of the Agreement.

Section 21.10 Treatment of Confidential Information. The Parties agree that, other than as contemplated by this Agreement and to the extent permitted or required to implement the transactions contemplated hereby, the Parties will keep confidential and will not use or disclose the other Party’s Confidential Information or the terms and conditions of this Agreement, including, without limitation, the exhibits and schedules hereto, except as otherwise required by Applicable Law or any order or ruling of any state insurance regulatory authority, the Securities and Exchange Commission or any other Governmental Authority; provided, however, that the Reinsurer may disclose Confidential Information to its Representatives in connection with the exercise of its rights under Article XII; provided, further, that either party may disclose, with the other party’s written consent, Confidential Information to any person other than its Representatives who agrees to (i) hold such Confidential Information in strict confidence as if such person were a party to this Agreement and (ii) use such Confidential Information solely for the limited purpose of evaluating a potential purchase, merger or Change of Control of such Party. Without limiting the generality of the foregoing, neither the Reinsurer nor any Affiliates of the Reinsurer shall utilize any Confidential Information regarding Policyholders for the purpose of soliciting Policyholders for the sale of any insurance policies or other products or services. The parties agree that any violation or threatened violation of this Section 21.10 may cause irreparable injury to a party and that, in addition to any other remedies that may be available, each party shall be entitled to seek injunctive relief against the threatened breach of the provisions of this Section 21.10, or a continuation of any such breach by the other party or any person provided with Confidential Information, specific performance and other such relief to redress such breach together with damages and reasonable counsel fees and expenses to enforce its rights hereunder. For purposes of this Agreement, “Confidential Information” means all documents and information concerning one Party, any of its Affiliates, the Covered Liabilities or the Reinsured Policies, including any information relating to any person insured directly or indirectly under the Reinsured Policies, furnished to the other Party or such other Party’s Affiliates or representatives in connection with this Agreement or the transactions contemplated hereby, except that Confidential Information shall not include information which: (a) at the time of disclosure or thereafter is generally available to and known by the public other than by way of a wrongful disclosure by a Party or by any representative of a Party; (b) was available on a nonconfidential basis from a source other than the Parties or their representatives, provided that such source is not and was not bound by a confidentiality agreement with a Party; or (c) was independently developed without violating any obligations under this Agreement and without the use of any Confidential Information. For the purposes of this Agreement, “Change of Control” means the acquisition of ten percent (10%) or more of the voting securities of a Party or any parent of such Party, or any other acquisition that is deemed to be a Change of Control by applicable insurance regulatory authorities of the state of domicile of such Party.

Section 21.11 No Waiver; Preservation of Remedies. No consent or waiver, express or implied, by any Party to or of any breach or default by any other Party in the performance by such other Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of obligations hereunder by such other Party hereunder. Failure on the part of any Party to complain of any act or failure to act of any other Party or to declare any other Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such first Party of any of its rights hereunder.

Section 21.12 Calendar Days. To the extent that any calendar day on which a deliverable pursuant to this Agreement is due is not a Business Day, such deliverable will be due the next Business Day.

Section 21.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument, and either of the Parties may execute this Agreement by signing such counterpart. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

Section 21.14 Incontestability. In consideration of the mutual covenants and agreements contained herein, each party hereto does hereby agree that this Agreement, and each and every provision hereof, is and shall be enforceable by and between them according to its terms, and each party does hereby agree that it shall not contest the validity or enforceability hereof.

Section 21.15 Interpretation.

(a) When a reference is made in this Agreement to a Section, such reference shall be to a Section to this Agreement unless otherwise indicated. The Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments)

by waiver or consent and (in the case of statutes) by succession of comparable successor statutes. References to a person are also to its permitted successors and assigns.

(b) The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 21.16 Reasonableness. Each of the parties will act reasonably and in good faith on all matters within the terms of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed this 31st day of March, 2010.

Primerica Life Insurance Company

By:	/s/ Dan Settle
	Name:	Daniel B. Settle
	Title:	Executive Vice President

Prime Reinsurance Company, Inc.

By:	/s/ Reza Shah
	Name:	Reza Shah
	Title:	President